Exhibit 8.1

ONE SHELL PLAZA	AUSTIN	LONDON
910 LOUISIANA	BEIJING	MOSCOW
HOUSTON, TEXAS	BRUSSELS	NEW YORK
77002-4995	DALLAS	PALO ALTO
	DUBAI	RIO DE
TEL +1	HONG KONG	JANEIRO
713.229.1234	HOUSTON	RIYADH
FAX +1 713.229.1522		WASHINGTON
BakerBotts.com

April 27, 2015

Tallgrass Energy GP, LP

4200 W. 115th Street, Suite 350

Leawood, Kansas 66211-2609

Ladies and Gentlemen:

We are acting as counsel to Tallgrass Energy GP, LP, a Delaware limited partnership (the “Partnership”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offering and sale by the Partnership of up to an aggregate of 40,607,650 Class A shares representing limited partner interests in the Partnership (the “Shares”) as set forth in the Registration Statement on Form S-1 (File No. 333-202258), as amended (the “Registration Statement”), filed by the Partnership with the Securities and Exchange Commission (the “Commission”). At your request, this opinion is being furnished to you for filing as Exhibit 8.1 to the Registration Statement.

Subject to the assumptions, qualifications and limitations set forth in the discussion in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences,” we confirm that such discussion, insofar as it concerns matters of law and legal conclusions, but not as to factual matters, constitutes our opinion as to the material U.S. federal income tax consequences of an investment in the Shares.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. We further consent to the incorporation by reference of this opinion into any registration statement filed pursuant to Rule 462(b) under the Securities Act with respect to the Shares. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.